EXHIBIT 99.2

2007 PROPOSED MEDICARE HOSPITAL OUTPATIENT CODING AND PAYMENT

UPDATE FOR KYPHOPLASTY

CODING AND BILLING FOR KYPHOPLASTY

On August 8, 2006, the Centers for Medicare & Medicaid Services (CMS) posted the proposed Rule on the Hospital Outpatient Prospective Payment System (HOPPS) on its website. The next step is for the proposed rule to be published in the Federal Register on or about August 23, 2006, followed by a 60-day comment period. Assuming the rule is finalized, the payment rates become effective on or about January 1, 2007. Because the rule is not yet final, and a public comment process will take place before it becomes final, the final payment rates could be materially different from the proposed rates, or their effectiveness could be delayed.

HOSPITAL OUTPATIENT SERVICES — MEDICARE PAYMENT

Under the Medicare Hospital Outpatient Prospective Payment System, procedures are assigned by CPT code to ambulatory payment classifications based on clinical similarity and resource homogeneity. All procedures within an APC are paid the same amount. CMS uses hospital charge data (generally there is a lag time of two years) to determine the median costs for each of the procedures within an APC and then uses analyzes the cost data to set the payment amount.

The proposed 2007 Medicare payment rates are listed below with the 2006 Medicare payment rate provided as a reference.

CPT CODES AND PAYMENT FOR KYPHOPLASTY / VERTEBROPLASTY PROCEDURES

CPT Code	Description	APC	2006* Payment	PROPOSED 2007*
22523	Percutaneous vertebral augmentation, including cavity creation (fracture reduction including biopsy when performed) using mechanical device, one vertebral body, unilateral or bilateral cannulation (e.g. kyphoplasty); thoracic	52	$2,592	$4,055

22524	Percutaneous vertebral augmentation, including cavity creation (fracture reduction including biopsy when performed) using mechanical device, one vertebral body, (e.g. kyphoplasty); lumbar	52	$2,592	$4,055

22525	Each additional thoracic or lumbar vertebral body (List separately in addition to code for primary procedure)	52	$2,592	$4,055 (Note that multiple surgical rules apply; therefore, payment will be reduced by 50% to $2,028)

22520	Percutaneous vertebroplasty, one vertebral body; thoracic	50	$1,424	$1,542

22521	Vertebroplasty, one vertebral body, … lumbar	50	$1,424	$1,542

22522	Vertebroplasty, each addt’l thoracic or lumbar vertebral body	50	$1,424	$1,542

76012	Radiologic supervision and interpretation, percutaneous vertebroplasty or vertebral augmentation including cavity creation, per vertebral body; under fluoroscopic guidance	274	$173	$161

76013	Radiologic supervision and interpretation, percutaneous vertebroplasty or vertebral augmentation including cavity creation, per vertebral body; under CT guidance	274	$173	$161

*	Proposed national average payment. Actual payment will vary by geographic location.

Kyphon Inc. cannot guarantee coverage or payment for products or procedures. Such determinations are made based on individual patient conditions and vary widely depending upon the Insurer’s policy. For specific information, please contact your Medicare contractor.                                                                                                               ©2006 Kyphon Inc.

The following are examples of potential unadjusted payment rates in 2007 for a single level and two level kyphoplasty procedures:

Single level procedure:

$4,055 + $161= $4,216

(APC 52) + (APC 274)

Two level procedure:

$4,055 + $2,028 + $161 + $161 = $6,405

(APC 52) + (APC 52) + (APC 274) + (APC 274)

In this example, where multiple procedures are performed on the same day to the same patient, full payment will be made for the first procedure and additional procedures will be paid at 50%. The radiologic code will be paid at 100% for multiple levels.